Exhibit 4(b)

Floating Rate Note due 2005

MEADWESTVACO CORPORATION

CUSIP: 583334 AD 9

No. 001	$125,000,000

MEADWESTVACO CORPORATION, a Delaware corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $125,000,000 Dollars on December 1, 2005, and to pay interest thereon from December 1, 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 1, June 1, September 1 and December 1 in each year commencing March 1, 2004, at a rate per annum, reset quarterly, equal to LIBOR (as defined below) plus 0.58%, as determined by the Calculation Agent, until the principal hereof is paid or made available for payment. The amount of interest to be paid on this Security for each Interest Period will be calculated by adding the daily interest amount for each day in the Interest Period. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the offices or agencies of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check drawn upon any Paying Agent and mailed on or prior to an Interest Payment Date to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an authenticating agent, by the manual signature of an authorized officer, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: December 1, 2003

MEADWESTVACO CORPORATION

By:	/s/ Cynthia A. Niekamp
	Name:	Cynthia A. Niekamp
	Title:	Senior Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: December 1, 2003

THE BANK OF NEW YORK as Trustee

By:	/s/ Kisha A. Holder
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 2, 2002 (herein called the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregated principal amount to $125,000,000.

Upon not less than 30 nor more than 60 days’ notice, the Company may redeem this Security, in whole or in part, on any Interest Payment Date on or after December 1, 2004, at a Redemption Price equal to 100% of the principal amount hereof, together with accrued and unpaid interest hereon, if any, to the Redemption Date. Notice of redemption shall be given as provided in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the

Trustee with the consent of the Holders of a majority in the aggregate principal amount of the Securities at the time Outstanding of each series (voting together as a single class) to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series (voting together as single class) at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed. However, notwithstanding any other provisions of this Security or the Indenture, the interest rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law or general application.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Interest on this Security will accrue from, and including, December 1, 2003, to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be (each, an “Interest Period”). The amount of accrued interest for any Interest Period shall be calculated by multiplying the face amount of this Security by an accrued interest factor. This accrued interest factor shall be computed by adding the interest factor calculated for each day from December 1, 2003, or from the last date the Company paid interest, to the date for which accrued interest is being calculated. The interest factor for each day shall be computed by dividing the interest rate applicable to that day by 360.

If the Stated Maturity of this Security falls on day that is not a Business Day, the Company shall pay principal and interest on the next succeeding Business Day, but will deem that payment was made on the date that the payment was due. No interest will accrue for the period beginning on the Stated Maturity to the payment date on such next Business Day.

The interest rate on this Security will be reset quarterly, will be calculated by the Calculation Agent and will be equal to LIBOR plus 0.58%, except that the interest rate will not exceed the rate permitted by applicable law. The Interest Determination Date for an Interest Period will be the second London business day preceding the first day of such Interest Period. Promptly upon determination, the Calculation Agent will inform the Trustee of the interest rate for the next Interest Period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Holder thereof.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a “London business day.”

“London business day” means any day on which dealings in United States dollars are transacted in the London interbank market.

“LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable Interest Period that appears on Moneyline Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, then LIBOR, in respect to that Interest Determination Date, will be determined in accordance with the provisions described in (ii) below.

(ii) With respect to an Interest Determination Date on which no rate appears on Moneyline Telerate Page 3750, as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that Interest Determination Date will be LIBOR in effect on that Interest Determination Date.

“Moneyline Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

“Calculation Agency Agreement” means the Calculation Agency Agreement dated as of December 1, 2003 by and between The Bank of New York and the Company, as such agreement may be amended, modified or supplemented from time to time.

“Calculation Agent” means The Bank of New York , or such other Person as the Company shall from time to time designate in accordance with the Calculation Agency Agreement.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	- as tenants in common

TEN ENT	- as tenants by the entireties

JT TEN	- as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT - ____________________Custodian ____________________

(Cust)                                         (Minor)

Under Uniform Gifts to Minors Act

_________________________

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                                                                        PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address including postal zip code, of assignee)

the within Security and all rights thereunder, hereby irrevocably constitutes and appoints to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.